Exhibit 99.1
HALIFAX ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS
"Net Income of $183,000 and Earnings Per Share of $.06”
ALEXANDRIA, VA – August 5, 2009 – Halifax Corporation of Virginia (NYSE Amex: HX) today announced its financial results for the quarter June 30, 2009.
Revenues for of three months ended June 30, 2009 were $7.6 million compared to $9.0 million for the prior year. The decrease in revenues in 2009 was attributable to the termination of certain large nation-wide enterprise maintenance contracts.
The Company reported operating income of $134,000, compared to operating income of $317,000 for the same period last year. The reduction in operating income was primarily due to lower revenues due to lengthening sales cycles, somewhat offset by lower operating costs.
The Company reported net income of $183,000, or $.06 per basic and diluted share.
Charles McNew, President and Chief Executive Officer, stated, “We are pleased to report another profitable quarter. While certain legacy revenue sources for a few maintenance customers are declining, our enterprise logistics solutions revenue is continuing to grow on a profitable basis.”
“We believe that this supply chain services program, which is affording the company multiple higher margin business process outsourcing opportunities, will position the company for improving long term performance.”
The Company will host a conference call for investors at 11 a.m. EDT on Wednesday, August 5, 2009, to review the financial and operational results for the quarter. The conference call phone number is 800-771-6692 for U.S. callers and 212-231-2903 for international callers. The conference call replay will be available from 1 p.m. EDT on Wednesday, August 5, 2009, to 1 p.m. EDT on Thursday, August 6, 2009. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21433302.

Founded in 1967, Halifax Corporation of Virginia is an enterprise logistics and maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company’s principal products are enterprise logistics solutions and high availability hardware maintenance services. More information on Halifax can be found at www.hxcorp.com.
Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management’s beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors described in the Risk Factors section in the Company’s Annual Report on Form 10-K that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company’s financial statements, please refer to the Company’s reports filed with the Securities and Exchange Commission.

Halifax Corporation
Summary Financial Data
(in 000’s except per share amounts)

	For the three months ended June 30,
Statements of operations	2009	2008
Revenues	$7,662	$9,017

Cost of services	6,569	7,504

Gross profit	1,093	1,513

Selling, marketing, general & administrative	959	1,196

Operating Income	134	317

Other income	152	—
Interest expense	(83)	(83)

Income before income taxes	203	234

Income tax expense	20	31

Net income	$183	$203

Earnings per common share - basic and diluted	$0.06	$0.06

Weighted average number of common shares outstanding:
Basic	3,175	3,175
Diluted	3,178	3,175

Balance Sheets	June 30, 2009	March 31, 2009
Current assets
Cash	$841	$766
Trade accounts receivable, net	5,523	6,794
Inventory, net	2,661	2,588
Prepaid expenses and other current assets	256	208

Total current assets	9,281	10,356

Property and equipment, net	643	727
Goodwill and intangibles, net	3,221	3,292
Other assets	42	56

Total assets	$13,187	$14,431

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accrued expenses	$3,758	$4,546
Income tax payable	30	67
Deferred maintenance revenue	3,143	2,072
Bank debt	963	2,545
Auxiliary line of credit	—	—
Current portion of long-term debt	268	331

Total current liabilities	8,162	9,561

Other long-term debt	120	141
Subordinated debt - affiliate	1,000	1,000
Deferred income	25	40

Total liabilities	9,307	10,742

Stockholders’ equity	3,880	3,689

Total liabilities and stockholders’ equity	$13,187	$14,431